PLAN AND AGREEMENT OF MERGER
                               AND REORGANIZATION

                                     among:

                          OAK BROOK CAPITAL III, INC.,
                            a Colorado corporation;

                             FORTE HOLDINGS LTD.,
                 a St. Vincent international business company;

                                      and

                                   JOVUS LTD.,
                 a St. Vincent international business company.

                        Dated as of September 19, 2000


                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION


This PLAN AND AGREEMENT OF MERGER AND REORGANIZATION, dated as of
September 19, 2000, by and among Oak Brook Capital III, Inc., a corporation organized and existing under the laws of Colorado ("Oak Brook"), Forte Holdings Ltd., an international business company organized and existing under the laws of St. Vincent and the Grenadines and a wholly-owned subsidiary of Oak Brook ("Forte") and Jovus Ltd., an international business company organized and existing under the laws of St. Vincent and the Grenadines ("Jovus"). (Forte and Jovus are hereinafter collectively referred to as the "Merging Corporations").

                                WITNESSETH:

WHEREAS, Oak Brook is a corporation duly organized and validly existing under the laws of the state of Colorado, with its registered office at 17 West Cheyenne Mountain Boulevard, Colorado Springs, Colorado 80906 and its principal executive office at 1250 Turks Head Building, Providence, Rhode Island 02903; and

WHEREAS, Forte is a corporation duly organized and validly existing under the laws of St. Vincent and the Grenadines, with its registered office located at Trust House, 112 Bonadie Street, Kingstown, St. Vincent; and

WHEREAS, Jovus is a corporation duly organized and validly existing under the laws of St. Vincent and the Grenadines with its registered office located at Trust House, 112 Bonadie Street, Kingstown, St. Vincent; and

WHEARAS, the respective boards of directors of Oak Brook, Forte and Jovus deem it desirable and in the best interests of their respective corporations or companies as the case may be, for Oak Brook to acquire the outstanding capital stock of Jovus by merging Forte into Jovus in exchange for the issuance of shares of the common stock of Oak Brook (together with other consideration provided for herein) and have proposed, declared advisable and approved such merger (the Jovus Merger) pursuant to this Agreement, which Agreement has been duly approved by resolutions of the respective boards of directors of Oak Brook, Forte and Jovus;

WHEREAS, this Agreement shall require that a shareholders' meeting be called by Oak Brook for the purposes of approving the Jovus Merger prior to closing. Upon execution of this Agreement, Oak Brook shall file a PRESCH14C, Information Statement and accompanying shareholders' meeting notice, with the Office of Small Business Policy, Securities and Exchange Commission ("SEC"). Oak Brook will schedule the shareholders' meeting for the purposes of: (i) approving the contemplated Jovus Merger; and (ii) approving all past transactions conducted by the officers and directors of Jovus; and

WHEREAS, upon the successful completion of the Oak Brook shareholders' meeting, and the filing of appropriate Articles of Merger with the Colorado Secretary of State, and the filing of appropriate Articles of Merger with the St. Vincent Registrar of International Business Companies (the "Registrar"), the Jovus Merger shall be considered closed (the "Closing Date").

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained (together with other consideration provided for herein), and to prescribe the terms and conditions of the Jovus Merger, the mode of carrying the same into effect, the manner and basis of converting the Shares of the common stock of Jovus issued and outstanding immediately prior to the "Effective Date" of the Jovus Merger as defined below (the "Jovus Shares") into shares of the common stock of Oak Brook and such other details and provisions as are deemed necessary or proper, the parties hereto also hereby agree as follows:


                                   ARTICLE 1

                                 JOVUS MERGER

1:1  JOVUS Merger.

           1:1:1     Surviving Corporation.

Subject to the terms and conditions of this Agreement, Forte and Jovus shall be, upon the "Effective Date" as defined in Section 1:1:3 hereof, merged into a single surviving corporation, which shall be Jovus, which shall continue its corporate existence and remain an international business company subject to and governed by the laws of St. Vincent and the Grenadines.

           1:1:2     Stockholder Approval.

This Agreement will be submitted for approval by the stockholders of Oak Brook in accordance with the applicable laws of the State of Colorado.

           1:1:3     Effective Date and Closing Date.

The Jovus Merger shall become effective on the "Effective Date", such date being the later upon which (i) appropriate Articles of Merger, attached hereto as Appendix B, are filed with the Secretary of State of Colorado and
(ii) appropriate Articles of Merger are filed with the Registrar and the Registrar has issued a Certificate of Merger certifying the compliance of the Jovus Merger with the relevant provisions of the IBC Act.

The "Closing Date" will be on or within one (1) business day of the date this Agreement is approved by the stockholders of Oak Brook.

1:2  Effect of JOVUS Merger.

In all other respects, the identity, existence, purposes, powers, objects, franchises, rights, and immunities of Jovus shall continue unaffected and unimpaired by the Jovus Merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Forte shall be wholly merged with and into Jovus, and Jovus shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of Forte, except in so far as continued by statute, shall cease.

1:3  Governing Law and Articles of Incorporation of JOVUS.

           1:3:1 St. Vincent Law Governs; JOVUS Articles of Incorporation, as Amended and Restated, Survive.

The laws of St. Vincent and the Grenadines shall continue to govern Jovus. On and after the Effective Date, the articles of incorporation of Forte shall be the articles of incorporation of Jovus until further amended in the manner provided by law and in such articles of incorporation (the "Restated Articles").

1:4  By-laws of Surviving Corporation.

           1:4:1     Jovus By-laws, as Amended and Restated, Survive.

On the Effective Date, the by-laws of Forte shall be the by-laws of Jovus until altered, amended, or repealed, or until new By-laws shall be adopted in accordance with the provisions of law, the Articles, and such by-laws (the "Restated By-laws").

             {This Space Left Blank Intentionally}

1:5  Directors and Officers of OAK BROOK and JOVUS.

           1:5:1     Directors of OAK BROOK.

The names and addresses of the persons who, upon the Effective Date, shall constitute the board of directors of Oak Brook, and who shall hold office until the first annual meeting of stockholders of Oak Brook following the Effective Date, are as follows:

 Name                               Address

 Mark T. Thatcher                   1250 Turks Head Building
                                    Providence, RI 02903
                                    USA

 Gerard Werner                      1250 Turks Head Building
                                    Providence, RI 02903
                                    USA

           1:5:2     Officers of OAK BROOK.

The names and addresses of the persons who, upon the Effective Date, shall constitute the officers of Oak Brook, and who shall hold office until the first meeting of directors following the next annual meeting of stockholders thereof, are as follows:

      Name                Title               Address


 Mark T. Thatcher         President           1250 Turks Head Building
                                              Providence, RI 02903
                                              USA

 Gerard Werner            Vice President      1250 Turks Head Building
                                              Providence, RI 02903
                                              USA

           1:5:3     Directors of JOVUS.

The names and addresses of the persons who, upon the Effective Date, shall constitute the board of directors of Jovus, and who shall hold office, subject to the Restated Articles, until the first annual meeting of stockholders of Jovus following the Effective Date, are as follows:


              {This Space Left Blank Intentionally}

 Name                               Address

 Deborah Kern                       801 Falmouth Street
                                    Thousand Oaks, CA 91362
                                    USA

 Robert Nagy                        Financial Resources Group LLC
                                    139B Market Street
                                    Charleston, SC 29401
                                    USA

 Edward Bjurstrom                   31875 Saddletree Drive
                                    Westlake Village, CA 91361
                                    USA

 Richard O. von Wersowetz           49 Church Street
                                    Charleston, SC 29401
                                    USA

 Herbert Tanzer                     920D Sealane Drive
                                    Encinitas, CA 92024
                                    USA

              1:5:4     Officers of JOVUS.

The names and addresses of the persons who, upon the Effective Date, shall constitute the officers of Jovus, and who shall hold office, subject to the Restated By-laws, until the first meeting of directors following the next annual meeting of stockholders thereof, are as follows:

 Name                   Title            Address

 Deborah Kern           President        801 Falmouth Street
                                         Thousand Oaks, CA 91362
                                         USA

 Robert J. Nagy         Secretary        Financial Resources Group LLC
                                         139B Market Street
                                         Charleston, SC 29401
                                         USA
             1:5:5     Vacancies.

On or after the Effective Date, if a vacancy shall for any reason exist in the board of directors or in any of the offices of Oak Brook or Jovus, such vacancy shall be filled in the manner provided in the Restated Articles and /or Restated By-laws.

1:6  Capital Stock of JOVUS.

             1:6:1     Capital Stock as in JOVUS Articles of Incorporation.

The authorized number of shares of capital stock of Jovus, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Articles.

1:7  Conversion of Securities on JOVUS Merger.

             1:7:1     General.

The manner and basis of converting the Jovus Shares into shares of the capital stock of Oak Brook or the other consideration herein provided for shall be as hereinafter set forth in this Section 1:7 as follows.

             1:7:2     Conversion of JOVUS Shares.

On the Effective Date, by virtue of the Jovus Merger, without any action on the part of any party, each share of Jovus common stock issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive from Oak Brook the following consideration (in the aggregate, the "Jovus Consideration"):

           (i) One (1) share, no par value, of duly authorized, validly issued, fully paid and nonassessable common stock of Oak Brook ("Oak Brook Common Stock");

           (ii) Oak Brook Common Stock. None of the currently issued and outstanding shares of Oak Brook Common Stock, no par value, issued and outstanding at the effective time of the Jovus Merger shall be converted as a result of the Jovus Merger;

           (iii) Issuance of Shares Subsequent to Jovus Merger. As soon as practicable after the Jovus Merger becomes effective, Oak Brook shall cause its transfer agent (the "Transfer Agent") to issue to the shareholders of Jovus, on a pro rata basis, an aggregate of Thirty-Six Million Three Hundred and Sixty-Two Thousand Seven Hundred and Eighty-Five (36,362,785) Shares of common stock in Oak Brook and Three Million Six Hundred and Thirty-Seven Thousand Two Hundred and Fifteen (3,637,215) shares shall be reserved for future issuance of options, warrants and consulting fees.

           (iv) Fractional Interests.   No fractional shares of common stock
           of Oak Brook or certificate or scrip representing the same shall be issued. In lieu thereof each holder of Jovus Shares having a fractional interest arising upon such conversion will be rounded up into one full additional share of common stock of Oak Brook;

           (v) Status of Common Stock. All Shares of common stock of Oak Brook into which Jovus Shares are converted as herein provided shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such Jovus Shares;

              1:7:3     Surrender of JOVUS Share Certificates.

On the Effective Date, all holders of Jovus Shares (the "Jovus Shareholders") will surrender each outstanding certificate or certificates theretofore representing Jovus Shares to Oak Brook and receive in exchange therefor certificates representing the number of whole shares of Oak Brook Common Stock into which the Jovus Shares therefor represented by the certificate so surrendered shall have been converted as aforesaid.

1:8  Closing of JOVUS Transfer Books.

At the Effective Date, holders of certificates representing Jovus Shares that were outstanding immediately prior to the Effective Date shall cease to have any rights as stockholders of Jovus, and the stock transfer books of Jovus shall be closed with respect to all shares of such common stock outstanding immediately prior to the Effective Date. As of the date of execution of this Agreement, no further transfer of any such Jovus Shares shall be made on such stock transfer books after the Effective Date. If, after the Effective Date, a valid certificate previously representing any of the Jovus Shares (a "Jovus Stock Certificate") is presented to Oak Brook, such Jovus Stock Certificate shall be canceled and shall be exchanged as provided in Section 1:7:3.

1:9  Exchange of Certificates.

(a) Upon surrender of a Jovus Stock Certificate to the Transfer Agent for exchange, together with such other documents as may be reasonably required by Oak Brook, the holder of such Jovus Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole Oak Brook Shares that such holder has the right to receive pursuant to the provisions of Section 1:7, and each Jovus Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1:9, each Jovus Stock Certificate shall be deemed, from and after the Effective Date, to represent only the right to receive upon such surrender a certificate representing shares of Oak Brook Common Stock as contemplated by
Section 1:7. If any Jovus Stock Certificate shall have been lost, stolen or destroyed, Oak Brook may, in its discretion and as a condition precedent to the issuance of any certificate representing Oak Brook Common Stock, require the owner of such lost, stolen or destroyed Jovus Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Oak Brook may reasonably direct) as indemnity against any claim that may be made against Oak Brook with respect to such Jovus Stock Certificate.

(b) No dividends or other distributions declared or made with respect to Oak Brook Common Stock with a record date after the Effective Date shall be paid to the holder of any un-surrendered Jovus Stock Certificate with respect to the shares of Oak Brook Common Stock represented thereby until such holder surrenders such Jovus Stock Certificate in accordance with this

Section 1:9 (at which time such holder shall be entitled to receive all such dividends and distributions).

(c) Oak Brook shall not be liable to any holder or former holder of common stock of Jovus for any shares of Oak Brook Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1:10 Accounting and Tax Treatment.

           1:10:1    GAAP Treatment.

The assets and liabilities of Forte shall be taken up on the books of Jovus in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of Jovus shall be determined, in accordance with generally accepted accounting principles, by the board of directors of Jovus. Nothing herein shall prevent the board of directors of Jovus from making any future changes in its accounts in accordance with law.

           1:10:2    Federal Income Tax Treatment of JOVUS Merger.

The Jovus Merger is intended to qualify as a reverse triangular merger transaction described in Sec. 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF JOVUS

2:1  Representations and Warranties of JOVUS.
Representations and warranties shall be made by Jovus and shall survive the Effective Date of the Jovus Merger for one (1) year, subject to mutually satisfactory exceptions, claims and caveats:

           2:1:1     Disclosure Schedule.

Except as set forth in the schedule of disclosure attached hereto as Appendix G (the "Disclosure Schedule"), Jovus hereby represents and warrants as follows:

           2:1:2     Organization, Standing and Qualification.

Jovus and all of its subsidiaries are companies duly organized, validly existing and in good standing under the laws of St. Vincent and the Grenadines, and have all requisite company powers and authority to own, to lease or to operate their properties and to carry on their business as it is now being conducted.

           2:1:3     Authority.

The execution and delivery of this Agreement has been authorized by the Board of Directors of Jovus, and the completion of these transactions have been duly and validly authorized by all necessary corporate and shareholder action on the part of Jovus. This Agreement has been duly executed and delivered by Jovus and, assuming the due and valid execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Jovus, to the extent applicable, enforceable in accordance with its terms, all as may be subject to or affected by any bankruptcy, reorganization, insolvency, moratorium or similar laws of general application from time to time in effect and relating to or affecting the rights or remedies of creditors generally.

           2:1:4     No Conflict, Breach, Default or Violation.

Except as set forth in Section 2:1:4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the completion of transactions contemplated by this Agreement will not conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which with notice or lapse of time or both would constitute a default) under, any provision of any charter, bylaw, indenture, mortgage, lien, lease, license, agreement, contract, permit, order, judgment, or, to the best of Jovus' knowledge, any judicial or administrative decree, ordinance or regulation, or any restriction to which any property of Jovus is subject or by which Jovus is bound, the result of which would have a material adverse effect on the business of Jovus.

           2:1:5     Approvals.

Under the IBC Act, Jovus must file appropriate Articles of Merger with the Registrar, including inter alia this Agreement, and further must obtain from the Registrar a Certificate of Merger evidencing compliance with all relevant provisions of the IBC Act. Apart from the filing and certification required under the IBC Act and heretofore described, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign (a "Governmental Entity"), or third party is required by or with respect to Jovus or any Jovus Shareholder in connection with the execution and delivery by Jovus or any Jovus Shareholder of this Agreement, or the completion of the transactions contemplated hereby, the absence of which would have a material adverse effect on Jovus.

           2:1:6     Capitalization of JOVUS and Subsidiaries.

                (a) The authorized capital stock of Jovus consists of Fifty Million (50,000,000) shares of common stock, Zero (US$0.00) par value per share, of which Thirty-Six Million Three Hundred and Sixty-Two Thousand Seven Hundred and Eighty-Five (36,362,785) shares are issued and outstanding. The Jovus Shares are validly issued, fully paid and non-assessable and not subject to preemptive rights. Section 2:1:6 of the Disclosure Schedule sets forth a true, complete and correct list of the holders of record of the issued and outstanding Jovus Shares, and all claims, commitments or agreements to which Jovus is a party or by which it is bound, obligating Jovus to issue, deliver or sell, or to cause to be issued, delivered or sold, additional shares of capital stock of Jovus or obligating Jovus to grant, extend or enter into any such option, warrant, call, right or agreement with respect to its capital stock. There are no agreements obligating Jovus to redeem, repurchase or otherwise acquire the capital stock of Jovus, or any other securities issued by it, or to register the sale of the capital stock of Jovus under applicable securities laws. There are no agreements or arrangements prohibiting or otherwise restricting the payment of dividends or distributions to the Jovus Shareholders by Jovus.

           2:1:7     Information Supplied.

To the best knowledge of Jovus or any of its subsidiaries, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Jovus or any of its subsidiaries on or prior to the date hereof in connection herewith contains (after giving effect to any correction thereof furnished to Jovus or any of its subsidiaries in writing prior to the date hereof) any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

           2:1:8     Financial Statements.

Jovus will furnish to Oak Brook within Seventy-five (75) days of the Closing Date, true, complete and correct copies of the audited balance sheet at the end of fiscal years ended December 31, 1998 and December 31, 1999 and the related audited income statements, and statements of operations, cash flows and changes in stockholders equity for the same years ended (all of these financial statements being collectively referred to herein as the "Jovus Financials"). The Jovus Financials are consistent in all material respects with the books and records of Jovus, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Jovus as at the dates thereof.

           2:1:9     Liabilities.

To the best of Jovus' knowledge, Jovus has no liabilities or obligations, either accrued, absolute, contingent, or otherwise, required to be but not reflected or reserved against in the Jovus Financials in accordance with generally accepted accounting principles, except those incurred in the ordinary course of business, or those that are not material, and Jovus knows of no potential liability that would result in material adverse effect on the business of Jovus, other than those (a) reflected or reserved against in the Jovus Financials, (b) incurred in the ordinary course of business since December 31, 1999 or (c) set forth in
Section 2:1:9 of the Disclosure Schedule.

          2:1:10    Additional Information.

Section 2:1:10 of the Disclosure Schedule sets forth a true, complete and correct list, or references the attachment as an appendix thereto, of the following items:

                    2:1:10:1 Real Property.

Section 2:1:10:1 of the Disclosure Schedule sets forth a true, complete and correct list of all real property and structures thereon, presently (i) owned by, or subject to a contract of purchase and sale or option agreement involving Jovus (collectively, the "Real Property"), (ii) leased by, or subject to a lease commitment involving, Jovus (collectively, the "Leased Property"), with a description of: (x) the general use to which such real property is or was put; (y) the general nature and amount of any Encumbrances thereon; and (z) if leased the name of the lessor and a true, complete and correct copy of any written agreement pursuant to which such real property is leased.

                   2:1:10:2 Machinery and Equipment.

Section 2:1:10:2 of the Disclosure Schedule sets forth a true, complete and correct list of all machinery, work product, tools, equipment, furnishings, and fixtures (excluding such items that had a cost basis of $20,000 or less at the date hereof) owned, leased or subject to a contract of purchase and sale or lease commitment, by Jovus with, to the extent practical, a description with respect to each such of: (i) the serial number of such item; (ii) the general location at which such item is kept; (ii) whether such item is owned or leased;
(iv) if owned, a general description of the nature and amount of any Encumbrances thereon; and (v) if leased, the name of the lessor and a true, complete and correct copy of any written agreement pursuant to which such item is leased.

                 2:1:10:3 Receivables.

Section 2:1:10:3 of the Disclosure Schedule sets forth a true, complete and correct list of all accounts and notes receivable presently owned by Jovus, together with an appropriate aging schedule, as of December 31, 1999, which list separately all amounts receivable from the Jovus Shareholders, director, officer, employee, or agent of Jovus, from or from any of their respective affiliates. All accounts and notes receivable of Jovus represent bona fide claims against debtors for services performed or other charges arising in the ordinary course of business and are subject to no material defenses, counterclaims or rights of set-off.

                 2:1:10:4 Payables.

Section 2:1:10:4 of the Disclosure Schedule sets forth a true, complete and correct list of all accounts and notes payable owed by Jovus, together with an appropriate aging schedule, as of December 31, 1999, which list separately all such amounts payable to any Jovus Shareholder, director, officer, employee, or agent of Jovus, to Jovus Shareholders or to any of the irrespective affiliates. To the best of Jovus' knowledge, all accounts and notes payable of Jovus represent bona fide claims against Jovus for services performed or other charges arising in the ordinary course of business.

                 2:1:10:5 Contracts.

Section 2:1:10:5 of the Disclosure Schedule sets forth a true, complete and correct list of all contracts, agreements and commitments of Jovus, whether or not made in the ordinary course of business, including leases under which Jovus is lessor or lessee, which are to be performed in whole or in part after the Effective Date, and which (i) involve or may involve aggregate payments by or to Jovus of $20,000 or more after the Effective Date, (ii) are not terminable by Jovus without premium or penalty on 60 (or fewer) days' notice,
(iii) purport to prohibit or restrict the ability of Jovus to participate or compete in any material line of business or with any person, (iv) purport to prohibit or restrict another person's ability to be in the line of business of Jovus or to compete with Jovus or (v) are otherwise material to the business or properties of Jovus. To the best of Jovus' knowledge, except as set forth on
Schedule 2:1:9:5 of the Disclosure Schedule, Jovus has complied in all material respects with all commitments, contracts, agreements and obligations pertaining to it listed on Section 2:1:9:5 of the Disclosure Schedule and is not in material default under any such contracts and agreements and no notice of material default has been received, in each case which would have a material adverse effect on the business of Jovus.

                 2:1:10:6 Licenses; Permits.

All approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of any type held by Jovus, which together constitute all material approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits (the "Permits") required to operate its business as presently conducted. To the best of Jovus' knowledge, all such Permits are currently in full force and effect and Jovus is in compliance therewith, except to the extent noncompliance would not have a material adverse effect on the business of Jovus. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent, license, order, franchise, right, registration or permit, which revocation, cancellation, suspension or modification would have a material adverse effect on the business of Jovus.

                  2:1:10:7 Employment Agreements.

Except for the Employment Agreements substantially in the form attached hereto as Appendix H (the "Employment Agreements"), if any, there are no oral or written employment or consulting agreements to which Jovus is a party or by which Jovus is bound, including, without limitation, all oral or written employment or consulting agreements or any other arrangements with any person which provide for the payment of any consideration by Jovus to such person as a result of the termination of such person's employment with Jovus, or on the completion of the transactions contemplated hereby.

                 2:1:10:8 Insurance Policies.

Section 2:1:10:8 of the Disclosure Schedule sets forth a true, complete and correct list of all (i) policies of property, fire and casualty, product liability, worker's compensation, professional liability and title insurance and other forms of insurance, under which Jovus is insured, and (ii) bonds issued or posted by any person which respect to any operation or other activities of Jovus.

                 2:1:10:9 Transactions with Management.

Section 2:1:10:9 of the Disclosure Schedule sets forth a true, complete and correct list of all material contracts, leases and commitments by and between Jovus and any of its officers, directors, stockholders, employees, or agents, or any affiliate of any such person. None of the officers, directors, stockholders, or employees of Jovus owns, leases or licenses any interest in any asset used by Jovus in its business, other than solely by and through ownership of the capital stock of Jovus.

                 2:1:10:10 Assumed Names.

All assumed or fictitious names under which Jovus engages in or conducts any business.

                 2:1:10:11 Personnel.

With respect to Jovus, section 2:1:10:11 of the Disclosure Schedule sets forth a true, complete and correct list of: (i) the name, current salary or wage rate of each employee; (ii) the current bonus arrangements applicable to each employee;
(iii) any other material compensation arrangements (excluding employee insurance or benefit plans) with each employee; and (iv) a description of any licenses or permits held by an employee that are material and germane to the business of Jovus.

                 2:1:10:12 Bank Accounts and Powers of Attorney.

Section 2:1:10:12 of the Disclosure Schedule sets forth the name and address of each bank or other financial institution in which Jovus has an account or safe deposit box, the account number, the account name and type of account, the names of all persons authorized to draw thereon and have access thereto, and the name of all persons, if any, holding powers of attorney to act for Jovus, and the name and address of all persons, other than officers and full-time employees, authorized to bind Jovus contractually, including, without limitation, independent marketing agents or independent contractors.

            2:1:11    Litigation.

Except as set forth in Section 2:1:11 of the Disclosure Schedule, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Jovus, threatened against or affecting Jovus (or any of its officers or
directors in connection with the business of   Jovus), nor is there any
outstanding judgment, order, writ, injunction or decree against Jovus.

            2:1:12    Absence of Certain Changes.

To the best of Jovus' knowledge, since December 31, 1999, there has not been:
(i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Jovus; (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of Jovus; (iii) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Jovus; (iv) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Jovus to any of its officers, directors, employees, consultants or agents other than raises or increases in compensation consistent with prior policy that are not in excess of five percent of the individual's annual compensation or hourly rate; (v) the creation of any material Encumbrance on any of the assets of Jovus, or the amendment, modification or extension of any existing material Encumbrance on any such asset other than any such creation, amendment, modification or extension effected (A) in the ordinary course of business, (B) as required in connection with the Jovus Merger, or (C) for current taxes or assessments which are not yet due, or being contemplated in good faith by appropriate proceedings; (vi) any sale, assignment, transfer, conveyance, lease, hypothecation, abandonment or other disposition of or agreement to sell, assign, transfer, convey, lease, hypothecate, abandon or otherwise dispose of, any of the material assets of Jovus, other that (A) assets sold in the ordinary course of business, or;
(B) any assets which are scrapped as obsolete in conformance with customary procedure.

           2:1:13    Title to Assets; Encumbrances.

         2:1:13:1 Except as set forth in Section 2:1:13 of the Disclosure Schedule, to the best of Jovus' knowledge, Jovus owns its material assets, whether real, personal or intangible, free and clear of all Encumbrances, except for (i) liens for current taxes and assessments not yet due, or being contested in good faith by appropriate proceedings, (ii) mechanic's liens arising under the operation of law or for actions contested in good faith or for which payment arrangements have been made, (iii) liens granted or incurred by Jovus in the ordinary course of its business or in connection with the financing of office space, furniture and equipment in the ordinary course of its business, (iv) easements, covenants, restrictions and other exception to title of record (which do not materially and adversely affect the operation of Jovus), (v) Encumbrances reflected on the balance sheet at December 31, 1999 of Jovus;

         2:1:13:2 To the best of Jovus' knowledge, there are no parties in possession of any of the material assets of Jovus other than Jovus, other than personal property held by third parties in the reasonable and ordinary course of business. Subject to the Encumbrances set forth in Section 2:1:13 of the Disclosure Schedule or described in Section 2:1:13:1, Jovus enjoys full, free and exclusive use and quiet enjoyment of its material assets and its rights pertaining thereto. To the best of Jovus' knowledge, Jovus enjoys peaceful and undisturbed possession under all leases under which it is lessee.

         2:1:14    Condition of Assets.

         2:1:14:1 To the best of Jovus' knowledge, each of the buildings, structures, equipment or other items of tangible personal property of Jovus with a cost basis of at least $20,000 is in working order and repair, ordinary wear and tear excepted.

         2:1:15    Taxes and Returns.

         2:1:15:1 To the best of Jovus' knowledge, Jovus has (i) filed all tax returns and reports required to be filed by it and (ii) paid all taxes, assessments and governmental charges and penalties which it has incurred and which have become due and payable, except such as are being or may be contested in good faith by appropriate proceedings or relate to the fiscal years ended December 31, 1998 and December 31, 1999. To the best of Jovus' knowledge,
Jovus is not delinquent in the payment of any material tax, assessment or governmental charge, and no deficiencies for any taxes have been proposed, asserted, or formally assessed against Jovus, and no requests for waivers of the time to assess any such tax are pending. The Jovus Financials reflect an adequate accrual, based on the facts and circumstances existing as of the date hereof, for all material taxes payable by Jovus (whether or not shown in any return) through the date thereof.

           2:1:16    Employment Practices.

To the best of Jovus' knowledge, Jovus has complied with the Occupational Safety and Health Act and all other laws relating to equal employment of labor including, without limitation, laws relating to equal employment opportunity and employment discriminations, employment of illegal aliens, wages, hours and collective bargaining, the violation or failure to comply with which would have a material adverse effect on the business of Jovus. Notwithstanding anything hereinto the contrary, Jovus has complied with all laws relating to the collection and payment of social security and withholding taxes, or both, and similar taxes except where the failure to comply with such laws would not have a material adverse effect on the business of Jovus. To the best of Jovus' knowledge, Jovus is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing, which would have a material adverse effect on the business of Jovus. To the best knowledge of Jovus, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any employees of Jovus, which would have a material adverse effect on the business of Jovus.

          2:1:17    Compliance with Law.

To the best knowledge of Jovus, Jovus is in compliance with and is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to: (a) any applicable law, rule, regulation or statute applicable to the operations of Jovus, or (b) any order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court or any Government Entity to which Jovus is a party or by which Jovus is bound, which violation or default or alleged violation or default would materially and adversely affect the business, operations, properties, assets, profits or condition of Jovus.

          2:1:18    Environmental Requirements and Health and Safety
                    Requirements.

To the best of Jovus' knowledge, there are no material claims and complaints, or reports or other documents related to such material claims or complaints, in the files of Jovus made by or against Jovus during the past three years pursuant to Environmental Requirements or Health or Safety Requirements (other than those documents which Jovus has determined, in good faith and after consultation with counsel, should remain protected by the attorney-client privilege). At present, to the best of Jovus' knowledge, none of the operations of Jovus is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or a material liability under any Environmental Requirement or any Health and Safety Requirement.

           2:1:19   Books and Records.

To the best of Jovus' knowledge, all the records and stock minute books of Jovus have been delivered to or made available upon request for inspection by Oak Brook. To the best of Jovus' knowledge, such books and stock minute books are true and correct in all material respects.

           2:1:20    Compliance with ERISA.

Except as set forth in Section 2:1:20 of the Disclosure Schedule Jovus has no other benefit plans(the "Benefit Plans") within the meaning of the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws to the best of Jovus' knowledge.

                2:1:20:1 Prohibited Transactions.

To the knowledge of Jovus and all its subsidiaries, Jovus or any of its subsidiaries have not engaged in a transaction in connection with which it could be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code.

                2:1:20:2 Plan Termination; Material Liabilities.

To the best of Jovus' knowledge, there has been no termination of an "employee pension benefit plan" as defined in ERISA which is subject to Title IV of ERISA (a "Statutory Plan") or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of Jovus or any of its subsidiaries. To the best knowledge of Jovus and all of its subsidiaries, all statutory Plans intended to be tax-qualified under Section 401(a) or 403(a) of the Code have complied in the past, both in form and operation, with every provision of the Code, regulation promulgated pursuant thereto, and every ruling, notice or announcement issued by the Internal Revenue Service necessary to maintain the qualified status of such Statutory Plans, except where non compliance would not have a material adverse effect on Jovus or any of its subsidiaries. No material liability to the PBGC has been or is expected to be incurred with respect to any Statutory Plan. The PBGC has not instituted proceedings to terminate any Statutory Plan. To the best knowledge of Jovus and all of its subsidiaries, there exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Statutory Plan by the PBGC.

                2:1:20:3 Accumulated Funding Deficiency.

To the best of Jovus' knowledge, full payment has been made of all amounts, if any, which are required under the terms of each statutory plan, ERISA or other applicable laws to have been paid as contributions to such Statutory Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Statutory Plan.

                2:1:20:4 Relationship of Benefits to Pension Plan Assets.

To the best of Jovus' knowledge, the current value of all accrued benefits, both vested and unvested, under all Statutory Plans does not exceed the current value of the assets of such Statutory Plans allocable to such accrued benefits, except as disclosed in the financial statements described in Section 2:1:18.
For purposes of the representation in this Section 2:1:20:4, the term "current value" has the meaning specified in Section 4062(b)(1)(A) of ERISA, the term "accrued benefit" has the meaning specified in Section 3 of ERISA and "current value" is based upon the same actuarial assumptions used by Oak Brook.

                2:1:20:5 Execution of Agreements.

To the best of Jovus' knowledge, the execution and delivery of this Agreement and the Transaction Documents, and the consummation of the transaction contemplated hereby will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

                2:1:20:6 Fiduciary Liability.

To the best of Jovus' and its subsidiaries' knowledge, there have been no acts, failures to act, omissions or transactions involving a Statutory Plan or the assets thereof which could result in imposition on Jovus or its subsidiaries (whether direct or indirect) of material damages or liability in actions brought under Section 502 or Sections 404 through 409 of ERISA.

                2:1:20:7 Pending Claims.

To the best of Jovus and its subsidiaries' knowledge, there are no claims, pending or overtly threatened, involving any of the Benefit Plans by any current or former employee (or beneficiary thereof) of Jovus which allege any material violation of ERISA or the terms of the Benefit Plans, nor is there any reasonable basis to anticipate any such claims involving such Benefit Plans which would likely be successfully maintained against Jovus or any of it subsidiaries.

                2:1:20:8 Multiemployer Plans.

To the best of Jovus' knowledge, neither Jovus nor any trade or business (whether or not incorporated) which together with Jovus or any its subsidiaries would be deemed to be a single employer within the meaning of Section 400(b) of ERISA or Subsections 414(b), (c), (m) or (o) of the Code sponsors, maintains, or contributes to, or has at any time in the six year period proceeding the date of this Agreement sponsored, maintained or contributed to, any plan (not exempt from the provisions of ERISA), including, but not limited to, any plan which is a "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

                2:1:20:9 No Reportable Event.

To the best of Jovus or any of its subsidiaries' knowledge, there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA with respect to a Statutory Plan) or any "prohibited transaction" (as such term is defined in
Section 406 of ERISA and Section 4975(c) of the Code) with respect to any of the Employee Plans. All reporting and disclosure requirements under Title I of ERISA have been met.

         2:1:21    No Undisclosed Defaults.

To the best knowledge of Jovus and any of its subsidiaries, neither Jovus or any of its subsidiaries is not in material default with respect to any obligation, agreement or covenant to be performed by it under any contract or arrangement of any kind, which default would have a material adverse effect on Jovus or any of its subsidiaries.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF OAK BROOK AND FORTE

Representations and warranties shall be made by Oak Brook and Forte and shall survive the Effective Date of the Jovus Merger for a period of one (1) year, subject to mutually satisfactory exceptions, claims and caveats:


3:1  Representations and Warranties of OAK BROOK and FORTE.

DISCLAIMER:   This Section contains certain representations and warranties of
OAK BROOK and FORTE. These two companies are separate entities. The representations and warranties of OAK BROOK and FORTE are combined in this document for convenience of the parties only. OAK BROOK and FORTE have no knowledge of the corporate status, business and/or operations of each other.
As such, the representations and warranties contained in this document are made by each company ON ITS OWN BEHALF and do not relate in any way to the representations and warranties made by the other company. OAK BROOK and FORTE expressly disclaim any liability for the representations and warranties of the other company. OAK BROOK and FORTE shall hold harmless and indemnify each other from and against, and shall compensate and reimburse the other party for, any damages which are directly or indirectly suffered or incurred by either party or to which either party may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty made herein.

Oak Brook and Forte, separately and each on their own behalf, represent and warrant to Jovus as follows:

      3:1:1 Organization and Standing.

Oak Brook and Forte are a corporation and an international business company, respectively, duly organized, validly existing and in good standing under the laws of the State of Colorado and St. Vincent and the Grenadines, respectively, and are duly authorized, qualified and in good standing under all applicable laws, regulations, ordinances and orders of public authorities and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their businesses as they are now being conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of Oak Brook and its subsidiaries, taken as a whole. Oak Brook and Forte are duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the character of their properties, owned or leased, or the nature of their activities, makes such licensing or qualification necessary, except for where the failure to be so licensed and qualified would not have a material adverse effect on the business of Oak Brook or Forte.

True and correct copies of the Articles of Incorporation (certified by the Secretary of State of the State of Colorado and the Registrar respectively) and the By-laws certified by the appropriate officers of Oak Brook and Forte respectively, as amended, are attached hereto as Section 3:1:1 of the Disclosure Schedule.

           3:1:2     Authority.

Oak Brook and Forte have the necessary corporate and company power and authority respectively to enter into this Agreement, as well as the Transaction Documents more fully defined in Section 6:4, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents, and the completion of the transactions contemplated hereby and thereby have been duly authorized by corporate action of the part of the Board of Directors of each of Oak Brook and Forte, and subject to the convening of an Oak Brook shareholder's meeting pursuant to
Article 7-111-101-109 of the Colorado Business Corporation Act in order to approve this Agreement and the Transaction Documents, no further corporate proceedings on the part of Oak Brook or Forte will be necessary. When issued pursuant to this Agreement, the Shares of Oak Brook Common Stock to be issued to Jovus Shareholders on the Effective Date will be duly authorized, validly issued, fully paid and non-assessable, and the Oak Brook Shares to be issued to Jovus Shareholders on the Effective Date shall be legally equivalent in all respects to the Oak Brook Common Stock issued and outstanding as of the date hereof. This Agreement has been executed and delivered by Oak Brook and Forte and constitutes the legal, valid and binding obligation of Oak Brook and Forte, enforceable in accordance with its terms. As of the Effective Date, each of the Transaction Documents will constitute a legal, valid and binding obligation of Oak Brook and Forte, each enforceable in accordance with its terms.

           3:1:3     No Conflict, Default, Breach or Violation.

The execution and delivery of this Agreement does not, and the completion of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which with notice or lapse of time or both would constitute a default) under, any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, order, judgment, or, to the best knowledge of Oak Brook and Forte, any judicial or administrative decree, ordinance or regulation, permit, license, franchise or any restriction to which any property of Oak Brook and Forte or any of their respective subsidiaries are subject or by which Oak Brook and Forte or any of their respective subsidiaries are bound, the effect of which would be materially adverse to Oak Brook and Forte and their respective subsidiaries taken as a whole. Neither Oak Brook and Forte nor any of their respective subsidiaries are alleged to be in violation or default or under any applicable law, statute, order, rule or regulation promulgated or judgment entered by any Governmental Entity, relating to or affecting the operation, conduct or ownership of the property or business of Oak Brook and Forte or their respective subsidiaries, which violation or default or alleged violation or default would have a material, adverse effect, on Oak Brook and Forte and their respective subsidiaries taken as a whole.

           3:1:4     Approvals.

Except for usual and customary compliance with the Securities Act, the securities or blue sky laws of various states as set forth in Section 3:1:4 of the Disclosure Schedule, and the relevant provisions of the IBC Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign (a "Governmental Entity"), or third party is required by or with respect to Oak Brook or Forte in connection with the execution and delivery by Oak Brook and Forte of this Agreement, or the completion of the transactions contemplated hereby, the absence of which would have a material adverse effect on Oak Brook or Forte.

           3:1:5     SEC Documents; Filings; Financial Statements.

           (a) Oak Brook has delivered to Jovus accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Oak Brook with the SEC between March 18, 2000 and the date of this Agreement (the " Oak Brook SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Oak Brook SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Oak Brook

           SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements contained in the Oak Brook SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
           (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Oak Brook and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Oak Brook and its subsidiaries for the periods covered thereby.

           3:1:6     Capitalization of FORTE.

The authorized capital stock of Forte consists of Ten (10) shares of Ten Dollar (US$10.00) par value Common Stock, of which Ten (10) shares are outstanding and owned by Oak Brook, and no shares of Preferred Stock.

           3:1:7     Information Supplied.

To the best knowledge of Oak Brook and Forte, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Oak Brook or Forte to Jovus on or prior to the date hereof in connection herewith contains (after giving effect to any correction thereof furnished to Jovus in writing prior to the date hereof) any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

           3:1:8     Capitalization of OAK BROOK.

As of the date hereof, the authorized capital stock of Oak Brook consists of Forty Million (40,000,000) shares of Oak Brook Common Stock, no par value, of which One Million Six Hundred Seventy-Eight Thousand (1,678,000) shares are issued and outstanding, and Ten Million (10,000,000) shares of Oak Brook Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Oak Brook have been duly and validly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, except as disclosed herein, there are no authorized or outstanding subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating Oak Brook or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, to any person any shares of Oak Brook Common Stock or any other shares of the capital stock of Oak Brook or any shares of the capital stock of any of its subsidiaries, or any securities convertible into or exchangeable for any such shares, or obligating any such person to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 3:1:8 of the Disclosure Schedule, there are no agreements obligating Oak Brook to redeem, repurchase or otherwise acquire the capital stock of Oak Brook, or any other securities issued by it, or to register the sale of the capital stock of Oak Brook under applicable securities laws. Except as set forth in Section 3:1:8 of the Disclosure Schedule, there are no agreements or arrangements prohibiting or otherwise restricting the payment of dividends or distributions to the Oak Brook Shareholders by Oak Brook.

           3:1:9     Title to Assets; Encumbrances.

               3:1:9:1 Except as set forth in Section 3:1:9 of the Disclosure Schedule, Oak Brook and its subsidiaries own their respective assets, whether real, personal or intangible, free and clear of all Encumbrances, except (i) liens for current taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (ii) mechanic's liens arising under the operation of law or for actions contested in good faith or for which payment arrangements have been made, (iii) liens granted or incurred by Oak Brook or any of its subsidiaries in the ordinary course of its business or in connection with the financing of office space, furniture and equipment in the ordinary course of its business, (iv) easements, covenants, restrictions and other exceptions to title of record which do not materially and adversely affect the operations of Oak Brook and its subsidiaries, (v) such Encumbrances as do not secure indebtedness in excess of $10,000, which in the aggregate (meaning as to Oak Brook and all of its subsidiaries) do not secure indebtedness in excess of $10,000, or are otherwise described in Section 3:1:9 of the Disclosure Schedule, or (vi) Encumbrances reflected in the SEC Documents;

          3:1:9:2 Except as set forth in the 10-KSB for the period ended December 31, 1999 ("10-K") or Section 3:1:9 of the Disclosure Schedule, there are no parties in possession of any of the assets of Oak Brook or its subsidiaries other than Oak Brook or such subsidiaries, other than personal property held by third parties in the reasonable and ordinary course of business. Except as set forth in the 10-K or Section 3:1:9 of the Disclosure Schedule, Oak Brook and each of its subsidiaries enjoy full, free and exclusive use and quiet enjoyment of their respective assets and all rights pertaining thereto, and Oak Brook and its subsidiaries enjoy peaceful and undisturbed possession under all leases under which any of them is lessee.

      3:1:10    Subsidiaries.

Section 3:1:10 of the Disclosure Schedule sets forth a complete and correct list of each subsidiary of Oak Brook, together with the jurisdiction of incorporation or organization of such subsidiaryand the percentage of each such subsidiary's outstanding capital stock or other equity interest owned by Oak Brook or another subsidiary of Oak Brook.

Except as set forth in the 10-K or Section 3:1:10 of the Disclosure Schedule, Oak Brook owns all of the securities of each of its operating subsidiaries, free and clear of all Encumbrances, and all capital stock of such subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable.

None of the subsidiaries has any commitment to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or to give any person other than Oak Brook any right to acquire from it, any shares of its capital stock. Each subsidiary is a corporation duly organized validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and all necessary authorizations to own all of its properties and assets and to carry on its business as it is now being conducted, and, to the extent required by law, is duly qualified to do business and is in good standing in each jurisdiction in which it owns property or conducts business, except where the failure to have such authorization or to be so qualified would not have a material adverse effect on the business or operations of Oak Brook and its subsidiaries as a whole.

           3:1:11    Litigation.

Except as set forth in the 10-K or Section 3:1:11 of the Disclosure Schedule, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Oak Brook, threatened against or affecting Oak Brook or any of its subsidiaries (or any of its officers or directors in connection with the business of Oak Brook or any of its subsidiaries), nor is there any outstanding judgment, order, writ, injunction or decree against Oak Brook or any of its subsidiaries, which suit, action, proceeding or investigation had or could reasonably be expected to have a material adverse effect on Oak Brook and its subsidiaries, taken as a whole. Except as set forth in the SEC Documents or
Section 3:1:11 of the Disclosure Schedule, to the best knowledge of Oak Brook:
(i) there are no facts upon which any action, suit or proceeding could be brought against Oak Brook or any of its subsidiaries that would have a material adverse effect on Oak Brook; and (ii) neither Oak Brook nor any of its subsidiaries is subject to any court order, writ, injunction, decree, settlement agreement or judgment that contains or orders any ongoing obligations, whether prohibitory or mandatory in nature, on the part of Oak Brook or its subsidiaries.

      3:1:12    Environmental Requirements and Health and Safety Requirements.

To the best knowledge of Oak Brook and Forte, Section 3:1:12 of the Disclosure Schedule sets forth true, correct and complete copies of all material claims and complaints, or reports or other documents related to such material claims or complaints, in the files of Oak Brook or Forte made by or against Oak Brook or Forte during the past three years pursuant to Environmental Requirements or Health or Safety Requirements (other than those documents which Oak Brook and Forte have determined, in food faith and after consultation with counsel, should remain protected by the attorney-client privilege). At present, to the best knowledge of Oak Brook and Forte, none of the operations of Oak Brook or Forte is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or a material liability under any Environmental Requirement or any Health and Safety Requirement, except as set forth in Section 3:1:12 of the Disclosure Schedule.

      3:1:13    Absence of Undisclosed Liabilities.

To the best knowledge of Oak Brook and Forte, except as set forth in
Section 3:1:13 of the Disclosure Schedule, Oak Brook and Forte have no liabilities or obligations, either accrued, absolute, contingent, or otherwise, required to be but not reflected or reserved against in the Oak Brook or Forte Financials in accordance with generally accepted accounting principles, except those incurred in the ordinary course of business, and Oak Brook and Forte know of no potential liability that would result in material adverse effect on the value or business of Oak Brook or Forte other than those (a) reflected or reserved against in the Oak Brook Financials, (b) incurred in the ordinary course of business since December 31, 1999 or (c) set forth in Section 3:1:13 of the Disclosure Schedule.

       3:1:14    Financial Statements.

Oak Brook has furnished to Jovus true, complete and correct copies of the financial statements of Oak Brook, at and for the fiscal year ended
December 31, 1999 (these financial statements being collectively referred to herein as the " Oak Brook Financials"). The Oak Brook Financials will be in accordance with the books and records of Oak Brook, comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Oak Brook as at the date thereof. Since December 31, 1999, there has not been, occurred or arisen (a) any material adverse change in the business or the consolidated financial condition of Oak Brook and its subsidiaries, considered as a whole, from that shown on the aforementioned balance sheet as of December 31, 1999, or (b) any event, condition or state of facts of any character which, to the best of the knowledge of Oak Brook, materially and adversely affects, or threatens to materially and adversely affect, the business or results of operations or financial condition of Oak Brook and its subsidiaries, considered as a whole.

          3:1:15    Contracts.

All contracts, agreements and commitments of Oak Brook, whether or not made in the ordinary course of business, including leases under which Oak Brook is lessor or lessee, which are to be performed in whole or in part after the Effective Date, and which (i) involve or may involve aggregate payments by or to Oak Brook of $10,000 or more after the Effective Date, (ii) are not terminable by Oak Brook without premium or penalty on 60 (or fewer) days' notice, (iii) purport to prohibit or restrict the ability of Oak Brook to participate or compete in any material line of business or with any person, (iv) purport to prohibit or restrict another person's ability to be in the line of business of Oak Brook or to compete with Oak Brook or (v) are otherwise material to the business or properties of Oak Brook. To the best of Oak Brook's knowledge, except as set forth on Schedule 3:1:15 of the Disclosure Schedule, Oak Brook and Forte have complied with all commitments, contracts, agreements and obligations pertaining to them listed on Section 3:1:15 of the Disclosure Schedule and are not in material default under any such contracts and agreements and no notice of material default has be received.

          3:1:16    Insurance Policies.

All (i) policies of property, fire and casualty, product liability, worker's compensation, professional liability and title insurance and other forms of insurance, under which Oak Brook or Forte is insured, and (ii) bonds issued or posted by any person which respect to any operation or other activities of Oak Brook or Forte are in full force and effect on the date hereof.

          3:1:17    Transactions with Management.

All material contracts, leases and commitments by and between Oak Brook or Forte and any of their respective officers, directors, stockholders, employees, or agents, or any affiliate of any such person are set forth in Section 3:1:17 of the Disclosure Schedule, and none of the officers, directors, stockholders, or employees of Oak Brook or Forte owns, leases or licenses any interest in any asset used by Oak Brook or Forte in its business, other than solely by and through ownership of the capital stock of Oak Brook or Forte.

          3:1:18    Compliance with ERISA.

Each benefit plan set forth in Section 3:1:18 of the Disclosure Schedule (collectively the "Benefit Plans") substantially complies with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws. Except as provided in Section 3:1:18 of the Disclosure Schedule, all contributions required to be made to each Benefit Plan under the terms of such Benefit Plans, ERISA or other applicable laws have been timely made.

                3:1:18:1 Prohibited Transactions.

To the knowledge of Oak Brook and Forte, neither Oak Brook nor Forte has engaged in a transaction in connection with which it could be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                3:1:18:2 Plan Termination; Material Liabilities.

There has been no termination of an "employee pension benefit plan" as defined in ERISA which is subject to Title IV of ERISA (a "Statutory Plan") or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of Oak Brook or Forte. To the best knowledge of Oak Brook and Forte, all Oak Brook Statutory Plans intended to be tax-qualified under Section 401(a) or 403(a) of the Code have complied in the past, both in form and operation, with every provision of the Code, regulation promulgated pursuant thereto, and every ruling, notice or announcement issued by the Internal Revenue Service necessary to maintain the qualified status of such Statutory Plans, except where non-compliance would not have a material adverse effect on Oak Brook or Forte. No material liability to the PBGC has been or is expected to be incurred with respect to any Statutory Plan. The PBGC has not instituted proceedings to terminate any Statutory Plan.

To the best knowledge of Oak Brook and Forte, there exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Statutory Plan by the PBGC.

          3:1:18:3 Accumulated Funding Deficiency.

Except as provided in Section 3:1:18:3 of the Disclosure Schedule, full payment has been made of all amounts which are required under the terms of each statutory plan, ERISA or other applicable laws to have been paid as contributions to such Statutory Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Statutory Plan.

           3:1:18:4 Relationship of Benefits to Pension Plan Assets.

The current value of all accrued benefits, both vested and unvested, under all Statutory Plans does not exceed the current value of the assets of such Statutory Plans allocable to such accrued benefits, except as disclosed in the financial statements described in Section 3:1:18. For purposes of the representation in this Section 3:1:18:4, the term "current value" has the meaning specified in Section 4062(b)(1)(A) of ERISA, the term "accrued benefit" has the meaning specified in Section 3 of ERISA and "current value" is based upon the same actuarial assumptions used by Oak Brook and Forte.

           3:1:18:5 Execution of Agreements.

The execution and delivery of this Agreement and the Transaction Documents, and the consummation of the transaction contemplated hereby will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

           3:1:18:6 Fiduciary Liability.

To the best knowledge of Oak Brook and Forte, there have been no acts, failures to act, omissions or transactions involving a Statutory Plan or the assets thereof which could result in imposition on Oak Brook or Forte (whether direct or indirect) of material damages or liability in actions brought under Section 502 or Sections 404 through 409 of ERISA.

           3:1:18:7 Pending Claims.

To the best knowledge of Oak Brook and Forte, there are no claims, pending or overtly threatened, involving any of the Benefit Plans by any current or former employee (or beneficiary thereof) of Oak Brook or Forte which allege any material violation of ERISA or the terms of the Benefit Plans, nor is there any reasonable basis to anticipate any such claims involving such Benefit Plans which would likely be successfully maintained against Oak Brook or Forte.

           3:1:18:8 Multiemployer Plans.

Except as may be set forth in Schedule 3:1:18 of the Disclosure Schedule, neither Oak Brook nor Forte, nor any trade or business (whether or not incorporated) which together with Oak Brook or Forte would be deemed to be a "single employer" within the meaning of Section 400(b) of ERISA or Subsections 414(b), (c), (m) or (o) of the Code sponsors, maintains, or contributes to, or has at any time since their inception to the date of this Agreement sponsored, maintained or contributed to, any place (not exempt from the provisions of ERISA), including, but not limited to, any plan which is a "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

           3:1:18:9 No Reportable Event.

To the best knowledge of Oak Brook and Forte, there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA with respect to a Statutory Plan) or any "prohibited transaction" (as such term is defined in
Section 406 of ERISA and Section 4975(c) of the Code) with respect to any of the Employee Plans. All reporting and disclosure requirements under Title I of ERISA have been met.

      3:1:19    No Undisclosed Defaults.

Except as set forth in Section 3:1:19 of the Disclosure Schedule, to the best knowledge of Oak Brook and Forte, neither Oak Brook nor Forte is in material default with respect to any obligation, agreement or covenant to be performed by it under any contract or arrangement of any kind, including, without limitation, those described in Section 3:1:19 of the Disclosure Schedule, which default would have a material adverse effect on Oak Brook or Forte.

      3:1:20    Taxes and Returns.

     3:1:20:1 Except as set forth on Section 3:1:20 of the Disclosure Schedule, Oak Brook and Forte has (i) filed all tax returns and reports required to be filed by them and (ii) paid all taxes, assessments and governmental charges and penalties which they have incurred and which have become due and payable, except such as are being or may be contested in good faith by appropriate proceedings or relate to the fiscal year ended December 31, 1999. Except as set forth on Section 3:1:20 of the Disclosure Schedule, Oak Brook and Forte are not delinquent in the payment of any material tax, assessment or governmental charge, and no deficiencies for any taxes have been proposed, asserted, or formally assessed against Oak Brook or Forte, and no requests for waivers of the time to assess any such tax are pending, the Oak Brook Financials reflect an adequate accrual, based on the facts and circumstances existing as of the date hereof, for all material taxes payable by Oak Brook (whether or not shown in any return) through the date thereof. Except as set forth in Section 3:1:20 of the Disclosure Schedule, all tax returns and taxes for periods after December 31, 1999 have or will be filed and paid by Oak Brook and Forte on a timely basis, unless said taxes are being contested in good faith by appropriate proceedings.

      3:1:21    Compliance with Law.

Except as set forth in Section 3:1:21 or any other Section of the Disclosure Schedule, to the best knowledge of Oak Brook and Forte, Oak Brook and Forte are in compliance with and are not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to: (a) any applicable law, rule, regulation or statute applicable to the operations of Oak Brook or Forte, or (b) any order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court or any Government Entity to which Oak Brook or Forte is a party or by which Oak Brook or Forte is bound, which violation or default or alleged violation or default would materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits or condition of Oak Brook or Forte. To the best knowledge of Oak Brook and Forte, neither is delinquent with respect to
(a) any report required to be filed with any Governmental Entity or (b) the preparation and delivery of any reports required by private agreements to which Oak Brook or Forte is a party, which delinquency might materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits, conditions of Oak Brook or Forte.


     3:1:22    Environmental Requirements and Health and Safety Requirements.

To the best knowledge of Oak Brook and Forte, Section 3:1:22 of the Disclosure Schedule sets forth true, correct and complete copies of all material claims and complaints, or reports or other documents related to such material claims or complaints, in the files of Oak Brook or Forte made by or against Oak Brook or Forte during the past three years pursuant to Environmental Requirements or Health or Safety Requirements (other than those documents which Oak Brook or Forte have determined, in good faith and after consultation with counsel, should remain protected by the attorney-client privilege). At present, to the best knowledge of Oak Brook or Forte, none of the operations of Oak Brook or Forte is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or a material liability under any Environmental Requirement or any Health and Safety Requirement, except as set forth in Section 3:1:22 of the Disclosure Schedule.

           3:1:23    Agreements, Contracts and Commitments.

Except as set forth in Section 3:1:23 of the Disclosure Schedule, neither Oak Brook nor Forte is a party to (a) any collective bargaining agreement, (b) any bonus, deferred compensation, pension, profit-sharing, or retirement plan or other arrangement, (c) any employment or other agreement, contract, or commitment requiring Oak Brook or Forte to pay any employee more than $100,000 a year or any severance pay in excess of four weeks' salary, (d) any agreement of guarantee or indemnification which involves, singly or together with other such agreements, a potential material liability, (e) any agreement, contract, or commitment which, to the best knowledge of Oak Brook or Forte, might reasonably be expected to have a potential material adverse impact on the business, financial condition or earnings of Oak Brook or Forte, (f) any agreement, contract, or commitment containing any covenant limiting the freedom of Oak Brook or Forte to engage in any line of business in any area of the world or to compete with any person, (g) any agreement, contract, or commitment relating to capital expenditures and involving future payments which, together with future payments under all other agreements, contracts, or commitments relating to the same capital project, exceed $500,000, (h) any agreement, contract, or commitment (other than leases of real property) relating to the acquisition of assets or capital stock of any business enterprise, (i) any agreement, contract, or commitment which involves $500,000 or more, or which has a remaining term (including options of renewal or extension to the extent exercisable by a person other than Oak Brook or Forte) of three years or more from the date hereof, or which is not cancelable without penalty of less than $25,000, or (j) any other agreement or contract which Oak Brook or Forte would be required to file with the Securities and Exchange Commission ("SEC") as an exhibit were Oak Brook or Forte to file with the SEC on the date hereof a registration statement on Form SB-1 or SB-2 covering securities to be offered by Oak Brook or Forte to the public. To the best of the knowledge of Oak Brook and Forte, neither party has in any material respect breached, nor to the best of the knowledge of either of them is there any pending or threatened claim or any legal basis for a claim that they have breached, any of the terms or conditions of (1) any agreement contract or commitment set forth in any of the schedules heretofore delivered by Oak Brook or Forte to Jovus pursuant to this agreement or (2) any other agreement, contract or commitment, the breach or breaches of which singly or in the aggregate could result in the imposition of damages in an amount material to Oak Brook or Forte.

     3:1:24    Intellectual Property

Section 3:1:24 of the Disclosure Schedule furnished by Oak Brook and Forte to Jovus correctly sets forth a list of all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, both domestic and foreign, presently owned, possessed, used or held by Oak Brook or Forte. Unless otherwise indicated in such schedule, either Oak Brook or Forte, as the case may be owns the entire right, title and interest in and to the same. Such schedule also correctly sets forth a list of all licenses granted/software sales to others by Oak Brook and Forte. All letters patent, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, and applications, and grants of licenses set forth in such schedule are subject to no pending or, to the best of the knowledge of Oak Brook and Forte, threatened challenge except as set forth in said schedule, and neither the execution and delivery of this agreement or of the Articles of Share Exchange nor the consummation of this agreement will give any licensor or licensee of Oak Brook or Forte any right to change the terms or provisions of, or terminate or cancel, any license to which it is a party. Neither Oak Brook nor Forte has agreed to indemnify any person for or against any infringement of any patent, trademark, or copyright except as shown on Section 3:1:24 of the Disclosure Schedule.

          3:1:25    Brokers' or Finders' Fees

No agent, broker, person or firm acting on behalf of Oak Brook or Forte or under Oak Brook's or Forte's authority is or will be entitled to any commission, broker, finder, or financial advisory fees from any of the parties hereto in connection with any of the transactions contemplated herein.

                                   ARTICLE IV

                       OBLIGATIONS PENDING EFFECTIVE DATE

4:1  Agreements of JOVUS.

Jovus agrees that from the date hereof to and through the Effective Date, Jovus will:

           4:1:1     Corporate Approvals.

Use its best efforts for the purpose of authorizing this Agreement and the merger contemplated hereby.


           4:1:2     Maintenance of Present Business.

Except as contemplated by this Agreement, Jovus shall operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with all material customers, suppliers, jobbers, distributors, and others having business dealings with it. If Jovus proposes to secure a waiver of this covenant from Oak Brook with respect to a particular transaction, Jovus shall be deemed in compliance with this covenant if the President of Oak Brook or his successor does not deliver to Jovus his objection in writing to any action described in such waiver request within 72 hours of receiving notice of such waiver request from Jovus.

           4:1:3     Maintenance of Properties.

At its expense, maintain all of its property and assets in customary (for Jovus) repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted.

           4:1:4     Maintenance of Books and Records.

Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

           4:1:5     Compliance with Law.

Continue to conduct its activities in a manner consistent with its current understanding of the laws applicable to it, unless and until it receives written notice from a Governmental Entity that it is not in compliance with a particular law or laws, at which time Jovus will modify its conduct to comply with such law or laws.

           4:1:6     Inspection.

Allow Oak Brook and Forte, and their respective directors, officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties made, and the compliance with covenants contained, in this Agreement. Oak Brook and Forte agree that they and their officers and representatives shall hold all data and information obtained with respect to the other parties hereto in strict confidence, and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such date or information either is, or becomes, published or a matter of public knowledge.

Oak Brook, Forte, and Jovus each agree that none of them will issue any press release or other disclosure of this Agreement without the prior approval of the others, which shall not be unreasonably withheld, unless, in the good faith opinion of counsel, such disclosure is required by law and time does not permit the obtaining of such consent, or such consent is withheld.

In the event of a breach or threatened breach by Oak Brook or Forte or their respective officers or representatives of the provision of this Section, Jovus shall be entitled, in addition to any other available remedy, to an injunction restraining any disclosure by Oak Brook, Forte or their respective officers or representatives of any of such confidential information.

           4:1:7     Prohibition of Certain Contracts.

Not enter into any contracts outside of the ordinary course of business without the prior written consent of, which consent will not be unreasonably withheld. If proposes to secure a waiver of this covenant from with respect to a particular transaction, shall be deemed in compliance with this covenant if the President of or his successor does not deliver to his objection in writing to any action described in such waiver request within 72 hours of receiving notice of such waiver request from.

          4:1:8 Prohibition of Loans.

Not incur any borrowings, except in the usual and ordinary course of business, without the prior written consent of, which consent will not be unreasonably withheld.

          4:1:9 Prohibition of Certain Commitments.

Not enter into a commitment for expenditures or incur any liability exceeding $25,000, in the aggregate, except (i) as may be necessary or desirable for the maintenance of existing facilities, machinery and equipment in the ordinary course of business or in connection with measures taken to effect the Merger, as described herein, (ii) as in otherwise consented to in writing by, or (iii) as may otherwise be in the ordinary course of business.

         4:1:10    Disposal of Assets.

The company shall not sell, dispose of, or encumber, any property or assets, except (i) in the usual and ordinary course of business; or (ii) as is otherwise consented to in writing by or authorized hereunder.

         4:1:11    Maintenance of Insurance.

Keep in full force and effect present insurance policies or other comparable coverage on all its properties.

         4:1:12    No Amendment to Articles of Incorporation.

Not amend its certificate of incorporation or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business.

         4:1:13    No Issuance, Sale, or Purchase of Securities.

Except as contemplated by this Agreement, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock.

         4:1:14    Prohibition of Dividends.

Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof.

         4:1:15    Notice of Material Developments.

Promptly notify in writing of any material adverse change in, or any changes which in the aggregate would likely result in a material adverse change in, the business, properties, condition (financial or otherwise) or results of operations of, whether or not occurring in the usual and ordinary course of its business, but only to the extent has actual knowledge of any such changes.

4:2  Agreements of OAK BROOK and FORTE.

Each of Oak Brook and Forte and agrees that from the date hereof to the Effective Date, as follows:

        {This Space Left Blank Intentionally}

           4:2:1     Corporate Approvals.

Oak Brook alone shall call and hold a meeting of its shareholders to approve the Transaction contemplated herein, and its board of directors for the purpose of authorizing and obtaining the consent of Oak Brook as sole stockholder of Forte to this Agreement and the merger contemplated hereby.

           4:2:2     Maintenance of Present Business.

Except as contemplated by this Agreement, it shall operate its business and the businesses of its subsidiaries only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it.

           4:2:3     Maintenance of Books and Records.

It shall maintain its books of account and records and those of each of its subsidiaries in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

           4:2:4     Compliance with Law.

It shall continue, and cause its subsidiaries to continue, to conduct its and their activities in a manner consistent with its current understanding of the laws applicable to said entities, unless and until it receives written notice from a Government Entity that said entities are not in compliance with a particular law or laws, at which time it will cause said entity or entities to comply with such law or laws.

           4:2:5     Inspection.

It will allow and its directors officers and authorized representatives, during normal business hours, to inspect its and each of its subsidiaries' records and to consult with its and each of its subsidiaries' officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties made, and the compliance with covenants contained, in this Agreement, agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other parties hereto in strict confidence, and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either is, or becomes, published or a matter of public knowledge. In the event of a breach or threatened breach by or its officers or representatives of the provisions of this Section, and shall be entitled, in addition to any other available remedy, to an injunction restraining any disclosure by or its officers or representatives of any of such confidential information.

           4:2:6     Prohibition of Certain Contracts.

It shall give prompt written notice to of any material contracts of or any of its subsidiaries, except those entered into in the ordinary course of business. In any event, shall promptly give written notice to of any stock or asset acquisition by or any of its subsidiaries.

           4:2:7     Prohibition of Loans.

It shall give prompt written notice to of any borrowings of or any of its subsidiaries, except those made in the usual and ordinary course of business.

           4:2:8     Disposal of Assets.

It shall give prompt written notice to of any sale, disposal of, or Encumbrance on, any property or assets of or any of its subsidiaries, except in the usual and ordinary course of business.

           4:2:9     Maintenance of Insurance.

It shall keep in full force and effect present insurance policies or other comparable coverage on all of the assets of and all of its subsidiaries.

           4:2:10    No Amendments to Articles of Incorporation.

It shall not amend its Articles of Incorporation, or merge into any other corporation.

           4:2:11    Notice of Material Developments.

It shall promptly notify in writing of any material adverse change in, or any changes which in the aggregate would likely result in a material adverse change in, the business, properties, condition (financial or otherwise), results of operations or prospects of or any of its subsidiaries, whether or not occurring in the usual and ordinary course of business, but only to the extent or any of such subsidiaries has actual knowledge of any such changes.

           4:2:12    Performance of Contracts.

It shall perform and/or cause to be performed all material obligations of or any of its subsidiaries under agreements relating to or affecting their respective assets, properties or rights.

        {This Space Left Blank Intentionally}

                                   ARTICLE V

                       ADDITIONAL COVENANTS OF THE PARTIES

 5:1  Filings and Consents.

As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and any other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement, other than those Consents identified on Section 2.25 of the Disclosure Schedule. Shall (upon request) promptly deliver to a copy of each such filing made, each such notice given and each such Consent obtained by during the Pre-Closing Period.


 5:2  Public Announcements.

After the date hereof no party, (a) shall (or shall permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other parties' prior written consent, and (b) each party will use reasonable efforts to consult with the others prior to issuing any press release or making any public statement regarding the Merger.


             {This Space Left Blank Intentionally}

5:3  Best Efforts.

During the Pre-Closing Period, all parties shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

5:4  Employment and Consulting Agreements.

Omitted.

5:5  FIRPTA Matters.

At the Closing, (a) Jovus shall deliver to Oak Brook a statement (in such form as may be reasonably requested by counsel to) conforming to the requirements of
Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, if that provision applies to the transaction contemplated herein and (b) Jovus shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations, if that provision applies to the transaction contemplated herein.


                                   ARTICLE VI

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                           OAK BROOK, FORTE AND JOVUS

The obligations of Oak Brook, Forte, and Jovus, to effect the Jovus Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6:1  Accuracy of Representations.

Each of the representations and warranties made by Oak Brook, Forte, and Jovus, and in this Agreement and in each of the Transaction Documents and instruments delivered to Oak Brook, Forte, and Jovus, and in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

6:2  Performance of Covenants.

All of the covenants and obligations that Oak Brook, Forte, and Jovus, are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

6:3  Consents.

All Consents required to be obtained in connection with the Jovus Merger and the other transactions contemplated by this Agreement (other than the Consents identified in Part ______ of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

6:4  Agreements and Documents.

Oak Brook and Jovus shall have received the following agreements and documents, each of which will be in full force and effect as of the Effective Date:

            (i) Appropriate Articles of Merger filed with the Secretary of State of Colorado and the Registrar, and a Certificate of Merger issued by the Registrar;

            (ii) Articles of Merger filed with the Secretary of State of Colorado;

            (iii)a Disclosure Schedule executed by Oak Brook and Jovus and;

            (iv) Legal Opinions of Nadeau & Simmons, P.C. and Ten State Street, L.L.P. dated as of the Closing Date, outstanding in the forms attached hereto at Appendix D;

            (v) a certificate executed by both parties and containing the representation and warranty of each party that each of the representations and warranties set forth in Section 2 and 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 6 have been duly satisfied (the "Closing Certificate"); and

            (vi) written resignations of all officers and directors of Oak Brook, effective as of the Effective Date.

6:5  FIRPTA Compliance.

If required by law, Jovus shall have filed with the IRS the notification referred to in Section 5.5(b).

6:6  No Restraints.

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Jovus Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Jovus Merger that makes consummation of the Jovus Merger illegal.

6:7  No Legal Proceedings.

No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Jovus Merger or seeking to prohibit or limit the exercise by of any material right pertaining to its ownership of the assets of Jovus.

6:8  Employees.

No more than one of the individuals identified on Appendix H shall have ceased to be employed by, or expressed an intention to terminate their employment with Jovus.

6:9  Issuance of Jovus Stock to Oak Brook.

Immediately following the closing, Jovus shall issue to Oak Brook a sufficient number of shares of Jovus common stock to cause Jovus to become a subsidiary of Oak Brook. None of the Jovus shares issued to Oak Brook pursuant to this section shall be converted under section 1:7 of this Agreement.


                                   ARTICLE VII

                                   TERMINATION

7:1  Termination Events.

This Agreement may be terminated prior to the Closing:

(a) by Oak Brook if Oak Brook reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of to comply with or perform any covenant or obligation of Oak Brook set forth in this Agreement);

(b) by Jovus if Jovus reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Jovus to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Oak Brook);

(c) by Oak Brook at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

(d) by Jovus at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

(e) by Oak Brook if the Closing has not taken place on or before September 30, 2000 (other than as a result of any failure on the part of to comply with or perform any covenant or obligation of Oak Brook set forth in this Agreement);

(f) by Jovus if the Closing has not taken place on or before September 30, 2000 (other than as a result of the failure on the part of to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Oak Brook); or

(g)  by the mutual consent of Oak Brook and Jovus.


7:2  Termination Procedures.

If Oak Brook wishes to terminate this Agreement pursuant to Section 7:1(a),
Section 7:1(c) or Section 7:1(e), Oak Brook shall deliver to Jovus a written notice stating that Oak Brook is terminating this Agreement and setting forth a brief description of the basis on which Oak Brook is terminating this Agreement. If Jovus wishes to terminate this Agreement pursuant to Section 7:1(b), Section 7:1(d) or Section 7:1(f), Jovus shall deliver to Oak Brook a written notice stating that Jovus is terminating this Agreement and setting forth a brief description of the basis on which Jovus is terminating this Agreement.

7:3  Effect of Termination.

If this Agreement is terminated pursuant to Section 7:1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:
(a) neither Oak Brook nor Jovus shall be relieved of any obligation or liability arising from any prior breach by suchparty of any provision of this Agreement;
(b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; and (c) Oak Brook and Jovus shall, in all events, remain bound by and continue to be subject to Section 5:2.


                                   ARTICLE VIII

                               INDEMNIFICATION, ETC.

8:1  Survival of Representations, Etc.

(a) The representations and warranties made by Oak Brook, Forte, and Jovus, (including the representations and warranties set forth in Sections 2 and 3, shall survive the Effective Date for a period of one (1) year, provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to either party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by either party (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, the representations and warranties set forth in Section ___ shall survive until the expiration of the applicable statutes of limitations, including extensions thereof.

(b) The representations, warranties, covenants and obligations of Oak Brook, Forte, and Jovus, and the rights and remedies that may be exercised by either party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of either party or any of their Representatives.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Oak Brook, Forte, and Jovus, or in this Agreement.

8:2  Cross Indemnification.

From and after the Effective Time (but subject to Section 8.1(a)), Oak Brook, Forte, and Jovus shall hold harmless and indemnify each other from and against, and shall compensate and reimburse the other party for, any Damages which are directly or indirectly suffered or incurred by either party or to which either party may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Sections 2 or 3 (without giving effect to any Material Adverse Effect or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by Oak Brook, Forte, and Jovus prior to the Closing); (ii) any breach of any covenant or obligation of Oak Brook, Forte, and Jovus, or (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8).

8:3  Threshold; Ceiling.

(a) Oak Brook, Forte, and Jovus shall not be required to make any indemnification payment pursuant to Section 8.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Sections 2 and 3 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by the other party, exceeds $100,000 in the aggregate. (If the total amount of such Damages exceeds $100,000, then the Indemnitee shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages, including claims for Damages included in the initial $100,000.

8:4  Satisfaction of Indemnification Claim.

In the event either party had any liability (for indemnification or otherwise) to the other party under this Section 8, the indemnifying party shall satisfy such liability first, by delivering to such Indemnitee the number of shares of Oak Brook determined by dividing (a) the aggregate dollar amount of such liability by (b) the average closing price of Oak Brook as reported for the ten trading days preceding the date such liability is satisfied, and second, to the extent shares of Oak Brook are not available to satisfy in full such liability, then such difference in cash.

8:5  No Contribution.

Oak Brook, Forte, and Jovus waive, acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against each other in connection with any third party indemnification obligation or any other liability to which either party may become subject under or in connection with this Agreement.

8:6  Interest.

Any party who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which indemnifying party first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such indemnifying party to such Indemnitee is fully satisfied by such indemnifying party) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

8:7  Defense of Third Party Claims.

In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Oak Brook, Forte, or Jovus) with respect to which either party may become obligated to hold harmless, indemnify, compensate or reimburse any third party Indemnitee pursuant to this Section 8, such party shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own.


      {This Space Left Blank Intentionally}

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

9:1  Further Assurances.

Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.


            {This Space Left Blank Intentionally}

9:2  Fees and Expenses.

If the Jovus Merger is not consummated for any reason whatsoever, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) ("Fees and Expenses") that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement. If the Jovus Merger is consummated, Jovus shall pay all Fees and Expenses of Oak Brook.

9:3  Attorneys' Fees.

If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9:4  Notices.

All notices and other communications required or permitted under this Agreement and the transactions contemplated hereby shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next Business Day following receipt of facsimile transmission, or upon the fifth day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:

          (a)    If to Oak Brook:

          1250 Turks Head Building
          Providence, RI 02903
          Attention:     Mark T. Thatcher
          Telephone:     401-272-5800
          Facsimile:     401-272-5858

   with a copy (not constituting notice) to:

          Nadeau & Simmons, P.C.
          1250 Turks Head Building
          Providence, RI 02903
          Attention:     Adam S. Clavell, Esq.
          Telephone:     401-272-5800
          Facsimile:     401-272-5858


           {This Space Left Blank Intentionally}

  (b)  If to Jovus:

          801 Falmouth Street
          Thousand Oaks, CA 91362
          Attention:     Deborah Kern
          Telephone:     (805) 497-8900
          Facsimile:     (805) 497-6689

       with copies (not constituting notice) to:

          Financial Resources Group, L.L.C.
          139B Market Street
          Charleston, SC 29401
          Attention:     Robert J. Nagy
          Telephone:     (843) 723-6855
          Facsimile:     (843) 723-0870

          Ten State Street, L.L.P.
          International Trust House
          180 East Bay Street
          Charleston, SC 29401
          Attention:     Timothy D. Scrantom
          Telephone:     (843) 937-0110
          Facsimile:     (843) 937-4310

9:5  Confidentiality.

Without limiting the generality of anything contained in Section 5.2, on and at all times after the Closing Date, each party shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such party's possession that relates to the business of Jovus or Oak Brook.

9:6  Time of the Essence.

Time is of the essence of this Agreement.

9:7  Headings.

The bolded headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9:8  Counterparts.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9:9  Governing Law.

This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Colorado and St. Vincent and the Grenadines (without giving effect to their respective principles of conflicts of laws).

9:10 Successors and Assigns.

The rights and obligations of Oak Brook, Forte, and Jovus may not be assigned without the prior written consent of both parties. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

9:11 Remedies Cumulative; Specific Performance.

The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

9:12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9:13 Amendments.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

9:14 Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

9:15 Entire Agreement.

This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9:16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Appendix" are intended to refer to Sections of this Agreement and Appendices to this Agreement.


           {This Space Left Blank Intentionally}

IN WITNESS WHEREOF, Oak Brook, Forte, and Jovus have signed this Agreement as of the date first written above.


OAK BROOK CAPITAL III, INC.,
a Colorado Corporation


By:  _____________________________________
     Mark T. Thatcher, President


FORTE HOLDINGS LTD.,
a St. Vincent International Business Company


By:   _____________________________________
      Corporate Council Ltd., Director


JOVUS LTD.
a St. Vincent International Business Company


By:  _____________________________________
     Deborah Kern, President